Exhibit (j)





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We hereby consent to the incorporation by reference in this Registration Statement of DWS Institutional Funds (formerly Scudder Institutional Funds) on Form N-1A ("Registration Statement") of our report dated November 23, 2005 relating to the financial statements and financial highlights which appear in the September 30, 2005 Annual Report to Shareholders of the Scudder Inflation Protected Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Financial Statements" and "Independent Registered Public Accounting Firm" in such Registration Statement.



/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 27, 2006